News Release

Amkor Technology Reports Financial Results for the First Quarter 2014

First Quarter 2014

•	Net sales $696 million

•	Gross margin 18.5%

•	Net income $21 million

•	Earnings per diluted share $0.09

CHANDLER, Ariz. - April 28, 2014 - Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor packaging and test services, today announced financial results for the first quarter ended March 31, 2014, with net sales of $696 million, net income of $21 million, and earnings per diluted share of $0.09.

"First quarter results were stronger than we anticipated, driven by incremental demand for advanced packages," said Steve Kelley, Amkor's president and chief executive officer. "We made solid progress in winning key mobile device opportunities, expanding our customer base and driving improved profitability."

Selected financial information for the first quarter 2014 is as follows:

•	Net Sales: $696 million, down 8% from $755 million in the prior quarter, and up 1% from $688 million in the first quarter of 2013

•	Gross Margin: 18.5%, compared to 19.9% in the prior quarter, and 16.7% in the first quarter of 2013

•	Net Income: $21 million, compared to $41 million in the prior quarter, and $13 million in the first quarter of 2013

•	Earnings Per Diluted Share: $0.09, compared to $0.18 in the prior quarter, and $0.07 in the first quarter of 2013

"Our gross margin improved 180 basis points and earnings per share increased 29% over the first quarter 2013 primarily due to improved capacity utilization and lower cost of goods sold," said Joanne Solomon, Amkor's executive vice president and chief financial officer.

Cash and cash equivalents were $629 million, and total debt was $1.7 billion, at March 31, 2014. In April, we reduced our debt by $116 million and improved our leverage with the conversion of the remaining $56 million of our convertible notes into common stock and the prepayment of $60 million of our foreign debt.

Business Outlook

“Driven by stronger customer forecasts for mobile devices and continued momentum from our growth initiatives, our expectations for the second quarter and full year 2014 have improved considerably,” noted Kelley. “Accordingly, we are raising our expectations for full year 2014 capital expenditures to around $575 million to capture these growth opportunities."

Based upon currently available information, we have the following expectations for the second quarter 2014:

•	Net sales of $735 million to $785 million, up 6% to 13% from the prior quarter

•	Gross margin of 18% to 21%

•	Net income of $18 million to $43 million, or $0.08 to $0.18 per diluted share

•	Full year 2014 capital expenditures of around $575 million

Conference Call Information

Amkor will conduct a conference call on Monday, April 28, 2014, at 5:00 p.m. Eastern Time. This call may include material information not included in this press release. This call is being webcast and can be accessed at Amkor's website: www.amkor.com. You may also access the call by dialing 1-866-225-8754 or 1-480-629-9819. A replay of the call will be made available at Amkor's website or by dialing 1-800-406-7325 or 1-303-590-3030 (access pass code #4679945). The webcast is also being distributed over Thomson Reuters' Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters' individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Reuters' Individual Investor Network. Institutional investors can access the call via Thomson Reuters' password-protected event management site, Street Events (www.streetevents.com).

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information about Amkor is available from the company's filings with the Securities and Exchange Commission and at Amkor's website: www.amkor.com.

Contacts:

Amkor Technology, Inc.
Joanne Solomon
Executive Vice President & Chief Financial Officer
480-786-7878
joanne.solomon@amkor.com

Greg Johnson
Senior Director, Investor Relations and Corporate Communications
480-786-7594
greg.johnson@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

Since the fourth quarter 2013, we have reported net sales data by the following categories: advanced products and mainstream products. We have also provided quarterly and annual net sales and packaged units for 2012 and 2013 under these revised net sales reporting categories at the Investor Relations section of our website at www.amkor.com.

	Q1 2014	Q4 2013	Q1 2013
Net Sales Data:
Net sales (in millions):
Advanced products*	$302	$346	$370
Mainstream products**	394	409	318
Total net sales	$696	$755	$688

Packaging services	85%	85%	86%
Test services	15%	15%	14%

Net sales from top ten customers	60%	63%	63%

Packaged units (in millions):
Advanced products*	650	816	579
Mainstream products**	3,217	3,261	1,722
Total packaged units	3,867	4,077	2,301

End Market Distribution Data (an approximation including representative devices and applications based on a sampling of our largest customers):
Communications (handsets, tablets, handheld devices, wireless LAN)	53%	55%	59%
Consumer (television, set top boxes, gaming, portable media, digital cameras)	15%	14%	14%
Automotive, industrial and other (infotainment, safety, performance, comfort)	12%	11%	8%
Networking (servers, routers, switches)	10%	11%	10%
Computing (desk tops, PCs, hard disk drive, printers, peripherals, servers)	10%	9%	9%
Total	100%	100%	100%

Gross Margin Data:
Net sales	100.0%	100.0%	100.0%
Cost of sales:
Materials	36.8%	37.2%	42.5%
Labor	14.7%	14.6%	14.8%
Other manufacturing	30.0%	28.3%	26.0%
Gross margin	18.5%	19.9%	16.7%

Earnings per Share Data:
Net income attributable to Amkor - basic	$20	$41	$13

Adjustment for dilutive securities on net income:
Interest on 6.0% convertible notes due 2014, net of tax	1	1	4
Net income attributable to Amkor - diluted	$21	$42	$17

Weighted average shares outstanding - basic	216	216	152
Effect of dilutive securities:
6.0% convertible notes due 2014	19	19	83
Weighted average shares outstanding - diluted	235	235	235

Net income attributable to Amkor per common share:
Basic	$0.09	$0.19	$0.09
Diluted	$0.09	$0.18	$0.07

*Advanced products include flip chip and wafer-level processing and related test services
**Mainstream products include wirebond packaging and related test services and since July 1, 2013 include the results of our newly acquired power discrete business in Malaysia which has a high volume of units relative to revenue

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended March 31,
	2014	2013
	(In thousands, except per share data)
Net sales	$696,044	$687,529
Cost of sales	567,224	572,576
Gross profit	128,820	114,953
Selling, general and administrative	62,424	59,559
Research and development	21,045	14,306
Total operating expenses	83,469	73,865
Operating income	45,351	41,088
Interest expense	23,722	22,078
Interest expense, related party	1,242	3,492
Other expense (income), net	36	(2,222)
Total other expense, net	25,000	23,348
Income before taxes and equity in earnings of unconsolidated affiliate	20,351	17,740
Income tax expense	4,929	4,029
Income before equity in earnings of unconsolidated affiliate	15,422	13,711
Equity in earnings of J-Devices	5,761	55
Net income	21,183	13,766
Net income attributable to noncontrolling interests	(550)	(384)
Net income attributable to Amkor	$20,633	$13,382

Net income attributable to Amkor per common share:
Basic	$0.09	$0.09
Diluted	$0.09	$0.07

Shares used in computing per common share amounts:
Basic	216,757	152,411
Diluted	235,497	235,087

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2014	December 31, 2013
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$628,585	$610,442
Restricted cash	2,681	2,681
Accounts receivable, net of allowances	406,797	385,542
Inventories	197,297	200,423
Other current assets	45,399	33,328
Total current assets	1,280,759	1,232,416
Property, plant and equipment, net	2,033,396	2,006,553
Investments	114,119	105,214
Restricted cash	2,193	2,234
Other assets	72,872	80,881
Total assets	$3,503,339	$3,427,298

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$66,350	$61,350
Trade accounts payable	416,789	365,334
Accrued expenses	258,558	264,252
Total current liabilities	741,697	690,936
Long-term debt	1,511,252	1,516,390
Long-term debt, related party	75,000	75,000
Pension and severance obligations	168,020	165,073
Other non-current liabilities	16,010	14,959
Total liabilities	2,511,979	2,462,358

Amkor stockholders’ equity:
Preferred stock	—	—
Common stock	262	262
Additional paid-in capital	1,813,940	1,812,530
Accumulated deficit	(626,715)	(647,348)
Accumulated other comprehensive income (loss)	3,694	(255)
Treasury stock	(211,571)	(211,449)
Total Amkor stockholders’ equity	979,610	953,740
Noncontrolling interests in subsidiaries	11,750	11,200
Total equity	991,360	964,940
Total liabilities and equity	$3,503,339	$3,427,298

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31,
	2014	2013
	(In thousands)
Cash flows from operating activities:
Net income	$21,183	$13,766
Depreciation and amortization	108,338	97,148
Other operating activities and non-cash items	(4,274)	(840)
Changes in assets and liabilities	6,699	(11,400)
Net cash provided by operating activities	131,946	98,674

Cash flows from investing activities:
Purchases of property, plant and equipment	(95,999)	(112,543)
Proceeds from the sale of property, plant and equipment	726	24,614
Payments from J-Devices	—	8,843
Other investing activities	(266)	(249)
Net cash used in investing activities	(95,539)	(79,335)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	80,000	33,000
Payments of long-term debt	(80,000)	—
Payment of deferred consideration for an acquisition	(18,763)	—
Proceeds from the issuance of stock through share-based compensation plans	438	—
Payments of tax withholding for restricted shares	(122)	(90)
Net cash (used in) provided by financing activities	(18,447)	32,910

Effect of exchange rate fluctuations on cash and cash equivalents	183	1,405

Net increase in cash and cash equivalents	18,143	53,654
Cash and cash equivalents, beginning of period	610,442	413,048
Cash and cash equivalents, end of period	$628,585	$466,702

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, all of the statements made under "Business Outlook" above. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following:

•	the highly unpredictable nature and cyclicality of the semiconductor industry;

•	timing and volume of orders relative to production capacity and the inability to achieve high capacity utilization rates, control costs and improve profitability;

•
volatility of consumer demand, double booking by customers and deterioration in forecasts from our customers for products incorporating our semiconductor packages, including any slowdown in demand or changes in customer forecasts for smartphones or other mobile devices;

•	delays, lower manufacturing yields and supply constraints relating to the ramp to high volume manufacturing of 20 nanometer wafers and related technologies;

•	dependence on key customers and the impact of changes in our market share and prices for our services with those customers;

•
the performance of our business, economic and market conditions, the cash needs and investment opportunities for the business, the need for additional capacity and facilities to service customer demand and the availability of cash flow from operations or financing;

•	the effect of the global economy on credit markets, financial institutions, customers, suppliers and consumers, including the uncertain macroeconomic environment;

•
the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters, including the final outcome in the pending patent license litigation and the impact of other legal proceedings;

•
the negative impact on economic growth resulting from the action or inaction of the U.S. government relating to federal income tax increases for individuals or corporations, the federal debt ceiling, the federal deficit and government spending restrictions or shutdowns;

•
changes in tax rates and taxes as a result of changes in U.S. or foreign tax law, the jurisdictions in which our income is determined to be earned and taxed, the outcome of tax audits and tax ruling requests, our ability to realize deferred tax assets and the expiration of tax holidays;

•	curtailment of outsourcing by our customers;

•	our substantial indebtedness and restrictive covenants;

•	failure to realize sufficient cash flow or access to other sources of liquidity to fund capital additions;

•	the effects of an economic slowdown in China, the U.S. and other major economies worldwide;

•
disruptions in our business or deficiencies in our controls resulting from the integration of newly acquired operations or the implementation and security of, and changes to, our enterprise resource planning, factory shop floor systems and other management information systems;

•	economic effects of terrorist attacks, natural disasters and military conflict;

•	competition, competitive pricing and declines in average selling prices;

•	fluctuations in manufacturing yields;

•	dependence on international operations and sales and exchange rate fluctuations;

•	dependence on raw material and equipment suppliers and changes in raw material and precious metal costs;

•	dependence on key personnel;

•	enforcement of and compliance with intellectual property rights;

•	environmental and other governmental regulations; and

•	technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2013 and in the company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.